Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is by and between CaliberCos Inc., a Delaware corporation (the “Company”), and Greg James (“Executive”) and is effective as of the 7th day of July 2025 (the “Effective Date”).

The Company and Executive desire to formalize the terms and conditions of Executive's employment as of the Effective Date.

The Company and Executive hereby agree as follows:

1. Employment.

1.1. General. The Company hereby employs Executive as Chief Executive Officer and Executive hereby accepts such employment, upon the terms and subject to the conditions herein contained.

1.2. Duties. Executive will be responsible for overseeing the day-to-day operations of the Company. Executive shall attend meetings of the Board as may be required or requested, and shall prepare and/or present such reports and summaries as may be requested by the Chief Executive Officer, President or the Board. Executive shall also perform those additional or other duties as may be assigned or requested from time to time by the Chief Executive Officer, the President or the Board, or their designee. Executive shall conduct all of his/her activities in a manner so as to maintain and promote the business and reputation of the Company in compliance with its policies and procedures, and shall at all times ensure he/she acts in accordance with applicable law.

1.3. Position. Executive shall be a full-time employee of the Company, and shall not engage in any other work, either for himself/herself or others, which in any way conflicts or poses a potential conflict of interest with his/her position, duties, and responsibilities to the Company. Executive shall perform his/her duties and undertake his/her responsibilities on behalf of the Company using his/her best efforts and care and shall perform diligently, competently, and to the satisfaction of the Company, as determined by the Company in its discretion. The Company acknowledges that Executive may perform some of the services to be rendered under this Agreement from location(s) outside of the Company’s executive offices.

2. Employment Term. The term of employment under this Agreement shall be one year from the date hereof until terminated further to Section 4 herein. This Agreement will automatically renew for additional one year terms unless either party notifies the other at least 30 days prior to the term hereof.

3. Compensation and Benefits.

3.1. Base Salary. The Company shall pay to Executive as full compensation for any and all services rendered in any capacity under this Agreement an annual base salary of $325,000 (“Base Salary”). Executive’s Base Salary shall be payable in accordance with the customary payroll practices of the Company, as in effect from time to time.

3.2. Bonuses. Subject to Section 4 hereof, Executive shall be eligible to earn a bonus (“Bonus”) of up to 125% of base compensation. It is currently anticipated that the Compensation Committee of the Board will set up a bonus plan, including targets and specific guidelines, within 60 days of the beginning of each fiscal year. Within 90 days following the end of the calendar year, the Board shall determine whether and in what amount Executive has earned Bonus for the prior calendar year. Notwithstanding the foregoing, determination of Executive’s entitlement to Bonus and amounts shall be determined exclusively by the Board in its sole discretion.

3.3. Equity Incentive Plan Participation. Executive may be able to receive restricted stock and/or stock options from time to time at the sole discretion of the Compensation Committee and the Board. Additionally, Executive is eligible to earn $250,000 in Long-Term Incentives (LTIs) each year which shall be split between time based and performance based award at the sole discretion of the Compensation Committee and the Board. These will be issued in the form of Restricted Stock Units (RSUs) and will follow the vesting schedule described in the Company’s incentive plan. The calculation of total shares to issue for the year will be completed annually as of the first business day each year and the corresponding share price average for the preceding 20 trading days, or as otherwise agreed upon by the Board of Directors.
3.4. Executive Benefits.

3.4.1. Expenses. The Company will reimburse Executive for expenses he/she reasonably incurs in connection with the performance of his/her duties, all in accordance with the Company's policies with respect thereto, as in effect from time to time. Such policies require, among other things, that Executive provide original receipts and appropriate written explanations for such expenses within 30 days after they are incurred. Executive shall use his/her utmost professional judgment in incurring business expenses and shall not incur unreasonable or excessive expenses, and shall not engage in business entertainment or other activities on behalf of the Company which may have a negative effect on the Company’s business or reputation. All business travel expenses for which Executive seeks reimbursement shall be incurred in accordance with the Company’s business travel policies and guidelines.

3.4.2. Benefits.

(i) [Intentionally Omitted]

(ii) In addition, so long as Executive remains a full-time employee of the Company, Executive shall be entitled to apply to participate in such executive benefit plans and programs as the Company may from time to time offer or provide to executives of the Company at similar levels, including, but not limited to, any life insurance, health and accident, medical and dental, Disability and retirement plans and programs. Executive’s actual participation in any such plan shall be subject to and governed by the terms of the respective plans.
(iii) The Company reserves the right to end, add, or change the benefits offered to executives of the Company in its discretion.

3.4.3. Vacation. The Company provides a flexible PTO policy. Executive shall schedule his/her vacation, taking into account the business needs of the Company and its customers, and shall avoid scheduling or taking vacation at times in which his/her absence may be detrimental to the Company, it business, or its customers, and the Company shall have the right to require Executive to defer or reschedule his/her vacation consistent with the business needs of the Company.

4. Termination of Employment.

4.1. Events of Termination. Executive's employment with the Company will terminate upon the occurrence of any one or more of the following events:

4.1.1. Death. In the event of Executive's death, Executive's employment will terminate immediately on the date thereof.

4.1.2. Disability. In the event of Executive's Disability (as hereinafter defined), the Company will have the option to terminate Executive's employment by giving a notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given. For purposes of this Agreement, “Disability” means the inability of Executive to substantially perform all of his/her duties hereunder for either one hundred twenty (120) consecutive days or a total of one-hundred eighty (180) days out of 365 consecutive days as a result of a physical or mental illness, disability, disorder, or injury, all as determined in good faith by the Board, and in compliance with applicable law.

4.1.3. Termination by the Company for Cause. The Company may, at its option, terminate Executive's employment for “Cause” determined in good faith by giving a notice of termination to Executive specifying the reasons for termination. “Cause” shall mean: (i) drug, alcohol or other substance abuse affecting Executive’s performance; (ii) engaging in conduct that is demonstrably and materially injurious to the Company, the commission of any act of fraud, misappropriation, or any other intentional wrongful or unlawful act by Executive, including, without limitation, any act of deceit, dishonesty, insubordination or other acts of moral turpitude, in connection with Executive’s employment with the Company; (iii) Executive’s conviction of or plea of guilty or nolo contendere to a misdemeanor or crime involving moral turpitude, or any felony; (iv) breach of any material provision of this Agreement by Executive; (v) breach of any fiduciary duty which Executive owes to the Company; (vi) Executive’s failure to report to work, or inability to perform his/her employment duties for any unexcused reason (excluding Disability as defined below) for twenty (20) workdays, exclusive of paid time off and the Company’s regular paid holidays, during any one hundred eighty (180) day period; (vii) Executive’s commission of any acts of gross negligence or willful misconduct; (viii) Executive’s breach of any confidentiality or proprietary information agreement between Executive and the Company; (ix) any material acts of personal dishonesty taken by Executive in connection with his/her responsibilities as an employee of the Company which is intended to result in Executive’s personal enrichment; or (x) Executive’s violation of a federal or state law or regulation applicable to the Company’s business, which violation has been or is reasonably likely to be injurious to the Company.

4.1.4 Termination by the Company Without Cause. The Company may end Executive’s employment without Cause at any time upon provision to Executive of written notice.

4.1.5. Voluntary Resignation by Executive for Good Reason. Executive may voluntarily resign Executive’s position with Company for Good Reason, if Executive provides written notice to the Company of the Good Reason within thirty (30) days of the event constituting Good Reason, and provides the Company with a period of thirty (30) days to cure the Good Reason and the Company fails to cure the Good Reason within that period. Executive will be deemed to have resigned for Good Reason in the following circumstances: (a) Company's material breach of this Agreement; (b) any reduction of more than 10% of Executive's Base Salary unless (i) specifically agreed to in writing by Executive, or (ii) such reduction is part of a general across the board salary reduction that is applicable to all executive employees; (c) Executive's position and/or duties are materially and detrimentally diminished so that Executive's duties are no longer consistent with the position of a senior executive; or (d) Company relocates Executive's principal place of work to a location more than sixty (60) miles from its current corporate headquarters without Executive's prior written approval.

4.1.6. Resignation by Executive. Executive may resign from the Company at any time, it being understood that voluntary resignation for Good Reason is covered by the provisions of Section 4.1.5.

4.2. Certain Obligations of the Company Following Termination of the Executive's Employment. Following the termination of Executive's employment under the circumstances described below, the Company shall pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits:

4.2.1. Death; Disability. In the event that Executive's employment is terminated by reason of Executive's death or Disability, Executive or his/her estate, as the case may be, shall be entitled to the following payments:

(i) payment of Base Salary through the date of death of Executive or the date of termination due to Executive’s Disability in accordance with the Company’s regular payroll practices;

(ii) any pro rata Bonus (which Bonus shall only be payable at the time specified in subparagraph 3.2) earned in the discretion of the Board and any expenses incurred (in accordance with subparagraph 3.4.1) through the date of death of Executive or the date of termination due to Executive’s Disability in accordance with the Company’s regular payroll practices; and

(iii) the Company shall pay to Executive or his/her estate, as the case may be, the amounts and shall provide all benefits generally available under the employee benefit plans, and the policies and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued to the date of death or termination due to Executive’s Disability, or otherwise payable as a consequence of Executive's death or Disability, all in accordance with applicable law.

4.2.2. Termination by the Company for Cause. In the event that Executive's employment is terminated by the Company for Cause, Executive shall be entitled to no further compensation, or pro rata Bonus pursuant to Section 3.2 (unless otherwise mandated by applicable law), or other benefits under this Agreement except that portion of any unpaid

Base Salary accrued and earned by him/her hereunder up to and including the effective date of such termination, as well as any expenses incurred (in accordance with subparagraph 3.4.1) through the date of termination. Bonus, if applicable, shall only be payable at the time specified in subparagraph 3.2.

4.2.3 Termination by the Company Without Cause. In the event that Executive’s employment is terminated by the Company without cause, Executive shall be entitled to receive his/her Base Salary earned through the effective date of his/her termination, any pro rata Bonus earned through the effective date of his/her termination in the discretion of the Board (with Bonus payable at the time as set forth in paragraph 3.2), 75% of his/her unvested time based stock awards (but not any performance based stock awards which shall be deemed forfeited) may be accelerated on an abbreviated schedule at the discretion of the Company, and any expenses incurred (in accordance with subparagraph 3.4.1) through the date of termination. Executive shall further be entitled to receive an amount equal to his/her then current Base Salary for six (6) months, payable in accordance with Company’s customary payroll practices on a bi-monthly basis following the effective date of the Release Agreement described herein below, unless an accelerated payment schedule is otherwise approved by the Board as being in the Company’s best interests. Such severance payments shall also be conditioned upon Executive’s execution of a Release Agreement in a form satisfactory to the Board within a time specified by the Board but not less than 21 days and provided such Release Agreement becomes effective. Executive will cooperate in a transition if requested.

4.2.4. Voluntary Resignation by Executive for Good Reason. In the event of Executive's resignation for Good Reason, Executive will be entitled to receive his/her Base Salary earned through the effective date of his/her termination, any pro rata Bonus earned through the effective date of his termination in the discretion of the Board (with Bonus payable at the time as set forth in paragraph 3.2), 75% of his/her unvested time based stock awards (but not any performance based stock awards which shall be deemed forfeited) may be accelerated on an abbreviated schedule at the discretion of the Company, and any expenses incurred (in accordance with subparagraph 3.4.1) through the date of termination. Executive shall further be entitled to receive an amount equal to his/her Base Salary for six (6) months, payable in accordance with Company’s customary payroll practices on a bi-monthly basis following the effective date of the Release Agreement described herein below, unless an accelerated payment schedule is otherwise approved by the Board as being in the Company’s best interests. Such severance payments shall also be conditioned upon Executive’s execution of a Release Agreement in a form satisfactory to the Board within a time specified by the Board but not less than 21 days and provided such Release Agreement becomes effective. Executive will cooperate in a transition if requested.

4.2.5. Resignation. In the event Executive resigns from the Company regardless of circumstances or reason, other than further to Section 4.1.5, Executive shall be entitled to receive only the Base Salary and Bonus earned by him/her (in the discretion of the Board) through the effective date of his/her resignation (with Bonus payable at the time specified in subparagraph 3.2). Executive acknowledges and agrees that he/she occupies a key position within the Company and acknowledges that his/her sudden departure without notice or reasonable opportunity for the Company to transition his/her work or hire a replacement would most likely result in serious harm or detriment to the Company. Nothing herein precludes the Company from electing to end Executive’s employment at any time during the notice period upon payment by the Company of the compensation (Base Salary) which would have been earned by Executive through the effective date of such resignation, followed thereafter at the time specified in subparagraph 3.2 by payment of pro rata Bonus earned through such effective date. In the event Executive’s employment is terminated for Cause after Executive has provided notice of resignation (other than a notice of resignation further to Section 4.1.5), Executive shall be entitled to no further compensation, or payments pursuant to Section 3.2, or other benefits under this Agreement except that portion of any unpaid Base Salary accrued and earned by him/her hereunder up to and including the effective date of such termination, and pro rata Bonus, if any, earned through the date of termination (payable at the time specified in subparagraph 3.2). Executive’s entitlement to any benefits under any then-existing benefit plans of the Company shall be governed by the terms of each such applicable plan.

5. Miscellaneous Provisions.

5.1. Severability. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction to the extent allowable by applicable law, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or overnight delivery, postage prepaid, return receipt requested as follows:

If to the Company, to:

Attn: Chief Executive Officer

If to Executive, to:

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4. Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

5.5. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, negotiations, and understandings of the parties hereto, oral or written, with respect to the subject matter hereof.

5.6. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona applicable to contracts entered into and to be performed wholly within said State. Executive and the Company hereby consent to the jurisdiction of the Federal and State courts located in Maricopa County, Arizona, and waive any objections to such courts based on venue in connection with any claim or dispute arising under this Agreement.

5.7. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.8. Binding Effect; Successors and Assigns. Executive may not delegate his/her duties or assign his/her rights hereunder. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

5.9. Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.
5.10. Representations and Warranties. Executive and the Company hereby represent and warrant to the other that: (a) he/she or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his/her or its obligations hereunder; (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he/she or it is a party or he/she or it is otherwise bound; (c) this Agreement is his/her or its valid and binding obligation in accordance with its terms; (d) Executive represents and warrants that he/she is under no other obligations, contractual or otherwise, that could impair his/her ability to perform fully and satisfactorily all of his/her obligations under this Agreement; (e) Executive has had full opportunity to review this Agreement at his/her leisure, to obtain all legal advice he/she has deemed necessary or appropriate and has either done so, or voluntarily and knowingly declined to do so; and (f) neither party has been induced to enter into this Agreement through any promises, threats, coercion, or benefits not set forth expressly in writing in this Agreement.

5.11. Enforcement. Company and Executive agree that this Agreement is the result of arms-length negotiation, that each party had full and fair opportunity to negotiate terms and seek and obtain all desired legal advice and assistance for the negotiation and preparation of this Agreement, and that the Agreement shall be construed as if jointly and equally drafted and negotiated by both Company and Executive. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys' fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith.

5.12. Continuing Effect. Where the context of this Agreement requires, the respective rights and obligations of the parties shall survive any termination or expiration of the term of this Agreement.

5.13. Expenses. Each party to this Agreement agrees to bear his/her or its own expenses in connection with the negotiation and execution of this Agreement.

5.14. Tax Implications. The provision of Bonus, severance and/or any other compensation and benefits described or contemplated in this Agreement may have significant personal tax implications or consequences for Executive. Executive expressly acknowledges and understands that neither the Company nor any of its agents, representatives, officers, directors, members, investors, managers, employees, attorneys, or any other person or entity acting on behalf of the Company has made any representation to Executive or provided any advice to Executive concerning any tax implications or consequences of any of the benefits or compensation contemplated under this Agreement. Executive acknowledges and understands that he is obligated to obtain his/her own tax advice pertaining to the tax implications and consequences to him/her of any of the terms of this Agreement, and that Executive must satisfy himself/herself concerning the scope and adequacy of such advice.

[remainder of this page intentionally blank – signature page follows]

Agreed effective as of the first date written above:

COMPANY:

By: /s/ John C. Loeffler, II
Name: John C. Loeffler, II
Title: Chief Executive Officer

EXECUTIVE:

By: /s/Greg James
Name: Gregory James
Title: Chief Operating Officer